                                  EXHIBIT 11

                   COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                          Three Months Ended
                                                             December 31
                                                             -----------
                                                       1997                1996
                                                       ----                ----
Net loss                                           $(2,998,750)        $(1,392,000)
Deemed Preferred Stock Dividend relating                                   221,000
 to in-the-money conversion terms
Accretion on Preferred Stock                            35,000             139,000
                                                   -----------         -----------
Net loss applicable to common stockholders         $(3,033,750)        $(1,752,000)
                                                   ===========         ===========
Weighted average number of common shares            29,481,871          16,527,588
 outstanding
Net loss per share                                 $(     0.10)        $(     0.11)
                                                   ===========         ===========

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